U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12B-25
                         Commission File Number 000-0000
                           NOTIFICATION OF LATE FILING
  (Check One): [X] Form 10-K/KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q/QSB
                                 [ ] Form N-SAR
                     For the Period Ended: December 31, 2000
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                For the Transition Period Ended: ________________
  Read attached instruction sheet before preparing form. Please print or type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
 If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION
                                DSTAGE.COM, INC.
                                ----------------

                             FULL NAME OF REGISTRANT
                            1600 Broadway, Suite 2400
                            -------------------------

            ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
                                Denver, CO 80202
                                ----------------

                            CITY, STATE AND ZIP CODE

                                     PART II
                             RULE 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE
State below in reasonable detail why the Form 10-K, 10-KSB, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)
Dstage.com, Inc. (the "Company"), could not file its Form 10-KSB for the year ended December 31, 2001 within the prescribed time period because the Company's annual audit is still in process.

                                     PART IV
                                OTHER INFORMATION
(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification.
Sue  Perrault,  President  (303)  542-1802
                           ---------------
(Name)  (Area  Code)  (Telephone  Number)
(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No
If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
Dstage.com, Inc. has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.
Date:  April  1,  2002  Dstage.com,  Inc.

By:  /s/   Frank  R.  Maresca,  Jr.
    -----------------------------
Title:    Chief  Executive  Officer
              Director

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